EXHIBIT 10.22

College Partnership
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Trust  Integrity  Value

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Official College Planning Company of America's Schools Program

                          EMPLOYMENT AGREEMENT BETWEEN
                            College Partnership, Inc.
                                       AND
                                John Schoonbrood

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated effective as of December 6, 2004 (the "Effective Date"), is by and between College Partnership, Inc., a Nevada Corporation (the "Company"), and John Schoonbrood (the "Employee").

The Company agrees to employ Employee and Employee agrees to accept such employment upon the following terms and conditions:

     1. Position and Reponsibilities. Employee shall devote Employee's entire business time, attention and energies to the company's (and its affiliates') business during Employee's employment with the Company. Employee shall hold the position of Chief Financial Officer, and shall report to the Company's Board of Directors. Employee shall perform all duties reasonable and consistent with such position, as well as such other duties as may be assigned by the Company. Employee will have such authority as is necessary for the performance of Employee's obligations hereunder. Employee's principal place of business shall be the Company's headquarters in Colorado. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of Employee's position.

     2. Period of Employment. Employee shall be employed in the position set forth above as of the Effective Date and shall continue in such position until terminated by either the Company or the Employee pursuant to Paragraph 8.

     3. Compensation. Employee's compensation will be subject to annual review by the Company's Board of Directors (or a committee thereof).

          3.1. Employee's annual base salary is $144,000, commencing on the Effective Date. The salary will be paid on a bi-weekly basis, pursuant to the procedures regularly established, and as they may be changed from time to time, by the company in its sole discretion. Employee shall be eligible for a salary review on or about January, 2005. Salary at the rate of $24,000 per annum shall be deferred during the first six months of this agreement. Thereafter interest will be accrued at a rate of 8% per annum and such accrued compensation and interest will be paid monthly over the following twelve month period, or on a basis consistent with the other executive members who have deferred compensation.

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          3.2  Executive Bonus Plan. The Executive Bonus Plan is a discretionary plan that can b modified and is subject to review and annual approval by the Board of Directors.

          3.3 Personal Time Off. The Employee will be granted sixteen (16) days of Personal Time Off (PTO) per year.

     4. Benefits. Employee shall be eligible to participate in the College Partnership, Inc. benefit programs in accordance with the provisions of each program, which may be amended from time to time at the Company's discretion. In addition, Employee shall be eligible to participate in the Company's Executive Deferred Compensation Plan.

     5. Business Related Expenses. All approved business travel, entertainment, meals, lodging, and other directly related business expenses for which Employee submits receipts and a detailed summary on the company's Expense Report forms shall be reimbursed by the Company. If the Company provides Employee with one or more Company credit cards, Employee agrees to charge only those expenses that are directly related to the Company's business activities, for which Employee would otherwise be reimbursed. Employee agrees to provide the Company with a timely and complete reporting of all expenses charged to the Company credit card, along with copies of all credit card charge receipts, on the Company's Expense Report forms.

     6. Company Policies. In addition to the obligations set forth in this Agreement, Employee agrees to abide by all policies of College Partnership, Inc. regarding employees.

     7. Confidentiality. Employee acknowledges having read and executed a Confidentiality Agreement with states that, for a period of two years following the end of Employee's employment with the Company, Employee will not divulge any information which is not already in the public domain concerning the Company's business, unless it is necessary to do so to carry out Employee's responsibilities under this Agreement or Employee is obligated to do so by a court of law.

     8. Termination of Employment. Either party to this Agreement may terminate Employee's employment with the company for any reason whatsoever upon thirty (30) days written notice. If Employee elects to terminate this Agreement, Employee agrees to provide the Company with at least thirty (30) days' written notice in advance of the planned termination date. If Employee fails to provide the Company with at least thirty (30) days' written notice, Employee shall, at the company's option, forfeit any and all bonus payments.

          8.1 Financial Obligations. In the event the Company elects to terminate Employee's employment for any or no reason during the course of this Agreement, the Company shall pay Employee all compensation due and owing, which includes (a) earned but unpaid salary, prorated to the date of termination; (b) earned and accrued but unpaid paid time off benefits, and (c) incurred and properly documented but unpaid business related expenses. Services rendered by the employee subsequent to the termination date will be coordinated at their annual salary rated divided by 2,000 hours. Such services will be provided for a minimum of two full-time equivalent weeks, and can be extended for up to four weeks at the discretion of the Company; services requested by the Company subsequent to your full-time equivalent weeks are at the mutual option of the employee and the Company. To avoid interfering with Employee's future employment, the services described herein shall be performed at such time and place as Employee determines to be reasonable.

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          8.2  Return of Company Property. Employee shall return to the Company all property, including, without limitation, all equipment, vehicles, keys, credit cards, Company product, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer software and hardware (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to Employee's employment.

          8.3 Health Care Insurance. Health Care insurance will continue through the termination of employment, including any extended periods, and then be subject to COBRA provisions by law.

     9. Intellectual Property. Employee acknowledges that all inventions, discoveries, concepts, ideas, improvements, patent applications, copyrightable works, and other intellectual property that relate to the Company's business that are conceived, developed, or made by Employee while employed by the Company belong to the Company. Employee agrees to promptly upon request execute all necessary assignments, without further consideration, relating to any and all of the foregoing.

     10. Non-Compete Agreement. Employee agrees that during the course of this Agreement and for a period one (1) year after Employee's termination of employment, Employee shall not accept employment directly or indirectly with any organization, person, or company that is engaged in the college preparation and planning business and educational products and services as described in the Company's SEC fillings

     11. Governing law and Severability. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Colorado.

          If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited, or unenforceable, such provision shall, as to such jurisdiction, by ineffective only to the extent of such restriction, prohibition, or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

     12. Tax Considerations. The personal tax consequences of any compensation or benefits paid or accruing to Employee under this Agreement are employee's obligation. The Company will conform to all applicable tax law, codes, and regulations, including withholding and/or reporting of taxable compensation in respect to payments made to Employee or made on Employee's behalf.

     13. Notices. Any notice required or permitted to be given hereunder must be in writing and shall be effective upon delivery by hand, upon facsimile transmission (but only upon receipt by the party giving notice of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company, to the attention of the Director, Human Resources, or to the employee at the address or fax number provided herein. Either party shall notify the other party in writing of any change of address or facsimile number.

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     14.  Attorney's Fees. In the event of any default under this Agreement, all costs of enforcement shall be paid by whichever party does not substantially prevail.

     15. Assignment. This is an agreement for the performance of personal services by Employee and may not be assigned by either party, except that the Company may assign this Agreement to any affiliated company of, or any successor in interest to, the Company.

     16. Entire Agreement. This Agreement constitutes the entire Agreement between the parties superseding any other prior agreement, written or oral, relating to the terms of employment contained herein. This Agreement can be changed or modified only by a writing signed by both parties.



     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

By College Partnership, Inc., a Nevada Corporation



By:   ______________________                     Employee: _________________
Name:  John J. Grace                             Name:  John Schoonbrood
Title: Executive Vice President & BOD Chairman   Title: Chief Financial Officer

Address:  333 S. Allison Parkway, #100           Address:  777 Willowbrook Rd.
          Lakewood, Colorado   80226             Boulder, Colorado   80302








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